UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2026

BEELINE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

188 Valley Street, Suite 225

Providence, RI 02909

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (888) 810-5760

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	BLNE	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 28, 2026, Beeline Holdings, Inc. (“Beeline”) entered into a non-binding Letter of Intent (the “LOI”) with TYTL Holdings, Inc. (“TYTL”) regarding a proposed business combination pursuant to which TYTL would merge with and into Beeline in an all-stock transaction.

The LOI is non-binding with respect to the proposed business combination, except for certain customary provisions, including exclusivity, confidentiality, and termination provisions. Under certain circumstances described in the LOI, a party may be required to pay a termination fee of $150,000 or, under certain specified circumstances, TYTL may pay up to $500,000.

The final economics of the proposed transaction will be reflected in definitive agreements governing the transaction. The final transaction structure, exchange ratio, ownership percentages, and other economic terms will be determined through the negotiation of definitive agreements and are expected to be supported by a fairness opinion and customary valuation analyses.

The proposed transaction is intended to combine Beeline’s digital mortgage, lending, and title platform with TYTL’s blockchain-based real estate tokenization platform. Subject to the negotiation of definitive agreements, the combined company intends to pursue the development and commercialization of products designed to facilitate institutional participation in residential real estate through blockchain-enabled infrastructure while integrating mortgage lending, including Non-QM mortgage products, title, and settlement processes. The parties also intend to continue the development of TYTL’s home equity product, which is designed to utilize a Regulation D-compliant security structure together with blockchain technology and recorded real property interests.

The LOI contemplates customary exclusivity, confidentiality, and due diligence provisions and reflects the parties’ current expectation of an ownership structure of approximately 60% for Beeline stockholders and 40% for TYTL equity holders, subject to adjustment through the negotiation of definitive agreements, valuation analyses, and the results of a fairness opinion. Except for those provisions expressly identified as binding, the LOI is non-binding, and neither party is obligated to consummate the proposed transaction unless and until definitive agreements are executed.

Because the principal shareholder and Chief Executive Officer of Beeline is a principal shareholder of TYTL, Beeline created a special committee of its Board of Directors (the “Special Committee”) which is empowered to approve the proposed merger and make all decisions on behalf of Beeline without further Board of Directors approval. The proposed transaction remains subject to, among other things, completion of due diligence, negotiation and execution of definitive agreements, approval by the Beeline Special Committee and TYTL’s board of directors, receipt of a fairness opinion by TYTL, applicable regulatory approvals, TYTL stockholder approval, and satisfaction of customary closing conditions. There can be no assurance that definitive agreements will be executed or that the proposed transaction will be completed.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by the complete text thereof, a copy of which is filed as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure

On August 3, 2026, the Company issued a press release announcing its entry into the LOI. A copy of the press release is furnished as Exhibit 99.1 of this Current Report on Form 8-K.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under such section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Letter of Intent
99.1	Press Release dated August 3, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2026

BEELINE HOLDINGS, INC.

By:	/s/ Nicholas R. Liuzza, Jr.
Nicholas R. Liuzza, Jr.
Chief Executive Officer